UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CAROLINA BANK HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(4)	Date Filed:

CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE is hereby given that a Special Meeting of Shareholders of Carolina Bank Holdings, Inc. (the “Company”) will be held as follows:

Place:	Carolina Bank 101 North Spring Street Greensboro, North Carolina

Date:	December 11, 2008

Time:	10:00 a.m.

The purposes of the meeting are:

1.	To consider a proposal to amend the Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock, no par value per share, to be issued in one or more series with such preferences, limitations and relative rights as shall be designated by the Board of Directors; and

2.	To transact such other business as may properly be presented for action at the meeting.

YOU ARE INVITED TO ATTEND THE SPECIAL MEETING IN PERSON. HOWEVER, EVEN IF YOU PLAN TO ATTEND, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED APPOINTMENT OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE TO ENSURE THAT A QUORUM IS PRESENT AT THE MEETING. THE GIVING OF AN APPOINTMENT OF PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT OR TO ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

Robert T. Braswell
President and Chief Executive Officer

November     , 2008

CAROLINA BANK HOLDINGS, INC.

101 North Spring Street

Greensboro, North Carolina 27401

PROXY STATEMENT

Mailing Date: On or About November     , 2008

SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD DECEMBER 11, 2008

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Carolina Bank Holdings, Inc. (the “Company”) of appointments of proxy for use at a special meeting of the Company’s shareholders (the “Special Meeting”) to be held on December 11, 2008, at 10:00 a.m., at Carolina Bank, 101 North Spring Street, Greensboro, North Carolina, and at any adjournments thereof. The Company’s proxy solicitation materials are being mailed to shareholders on or about             , 2008. In this Proxy Statement, the Company’s subsidiary bank, Carolina Bank, is referred to as the “Bank.”

Voting of Proxies

Persons named in the enclosed appointment of proxy as proxies (the “Proxies”) to represent shareholders at the Special Meeting are Gary N. Brown, James E. Hooper and D. Wayne Thomas. Shares represented by each appointment of proxy that is properly executed, returned and not revoked, will be voted in accordance with the directions contained therein. If no directions are given, such shares will be voted “FOR” Proposal 1. On such other matters as may come before the meeting, the Proxies will be authorized to vote in accordance with their best judgment. An appointment of proxy may be revoked by the shareholder giving it at any time before it is exercised by filing with T. Allen Liles, Secretary and Treasurer of the Company, a written instrument revoking it or a duly executed Appointment of Proxy bearing a later date, or by attending the Special Meeting and announcing his or her intention to vote in person.

Record Date

The close of business on November 5, 2008 has been fixed as the record date (the “Record Date”) for the determination of shareholders entitled to notice of and to vote at the Special Meeting. Only those shareholders of record on that date will be eligible to vote on the proposals described herein.

Voting Securities

The Company’s voting securities are the shares of its common stock, par value $1.00 per share, of which 3,348,193 shares were issued and outstanding on the Record Date. As of the Record Date, there were approximately 1,340 shareholders of the Company’s common stock.

Voting Procedures; Quorum; Votes Required for Approval

At the Special Meeting, each shareholder will be entitled to one vote for each share held of record on the Record Date on each matter submitted for voting.

A majority of the shares of the Company’s common stock issued and outstanding on the Record Date must be present in person or by proxy to constitute a quorum for the conduct of business at the Special Meeting.

Assuming a quorum is present, in the case of Proposal 1, for such proposal to be approved, the proposal must be approved by a majority of the votes cast. Abstentions and broker non-votes will have no effect.

Revocation of Appointment of Proxy

Any shareholder who executes an appointment of proxy has the right to revoke it at any time before it is exercised by filing, with the Secretary of the Company, either an instrument revoking it or a duly executed appointment of proxy bearing a later date, or by attending the Special Meeting and announcing his or her intention to vote in person.

Expenses of Solicitation

The Company will pay the cost of preparing, assembling and mailing this Proxy Statement. Appointments of proxy also may be solicited personally or by telephone by the Company’s and the Bank’s directors, officers and employees without additional compensation. The Company will reimburse banks, brokers, and other custodians, nominees and fiduciaries for their costs in sending the proxy materials to the beneficial owners of the Company’s common stock.

Beneficial Ownership of Securities by Management

As of the Record Date, there were no shareholders known to management to own more than 5% of the Company’s common stock.

The following table lists the individual beneficial ownership of the Company’s common stock as of the Record Date, by the Company’s directors and executive officers, individually and as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)		Percentage of Class(3)
J. Alexander S. Barrett Greensboro, NC	5,344		0.15

Robert T. Braswell Greensboro, NC	111,703		3.17

Gary N. Brown Summerfield, NC	67,192		1.91

George E. Carr Greensboro, NC	23,118	(4)	0.67

John D. Cornet Greensboro, NC	51,662	(5)	1.47

Gunnar N.R. Fromen Greensboro, NC	57,835		1.64

James E. Hooper Greensboro, NC	52,240		1.48

Daniel Hornfeck Greensboro, NC	12,156		0.35

T. Allen Liles Asheboro, NC	48,411		1.37

Kenneth C. Mayer, Jr. Greensboro, NC	6,162		0.18

T. Gray McCaskill Greensboro, NC	6,204		0.18

D. Wayne Thomas Asheboro, NC	7,931		0.23

All Directors and Executive Officers as a Group (12 persons)	449,958		12.80

(1)	Except as otherwise noted, to the best knowledge of management of the Company, the individuals named or included in the group above exercise sole voting and investment power over the amount of shares disclosed above except for the following shares over which voting and investment power is shared: Mr. Braswell – 1,254 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock: Mr. Braswell – 76,615 shares; Mr. Brown – 6,134 shares; Mr. Carr – 5,257 shares; Mr. Cornet – 7,712 shares; Mr. Fromen – 37,101 shares; Mr. Hornfeck – 10,680 shares and Mr. Liles – 30,221 shares. These options are capable of being exercised within 60 days of the Record Date and therefore, under the beneficial ownership rules of the Securities and Exchange Commission (the “SEC”), are deemed to be owned by the holder.
(3)	The calculations of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (i) 3,348,193 shares currently outstanding plus (ii) the number of options capable of being exercised within 60 days of the Record Date.
(4)	Includes 8,573 shares owned by Mr. Carr’s business.
(5)	Includes 85 shares owned by Mr. Cornet’s spouse.

PROPOSAL 1

AMENDMENT OF THE ARTICLES OF INCORPORATION

The Proposed Amendment

The Board of Directors of the Company has approved and recommends that the shareholders approve Proposal 1, which provides for the amendment of the Articles of Incorporation of the Company by amending Article II to authorize the issuance of up to 1,000,000 shares of preferred stock. The proposed amendment to Article II of the Company’s Articles of Incorporation is attached to this Proxy Statement in its entirety as Exhibit A.

Reasons for the Amendment

It is the Company’s intention to finance its operations and continued growth through, among other things, the issuance from time to time of various equity securities. Furthermore, the Board of Directors believes it is in the best interests of the Company and its shareholders to permit the Company to issue preferred stock with such dividend rates, conversion prices, voting rights, redemption prices, maturity dates, rights, privileges and preferences as may be determined by the Board of Directors from time to time. Accordingly, the proposed amendment is necessary to provide the Company with the flexibility to take advantage of such opportunities in the future.

Pursuant to North Carolina law, authorized and unissued shares (other than those shares reserved for specific purposes) are available for issuance by the Company to such investors and for such consideration as the Board of Directors may determine from time to time. Shareholders may not be given the opportunity to vote on such matters, unless shareholder approval is required by applicable law or unless the Board of Directors, in its judgment, recommends shareholder approval. Shareholders have no preemptive rights to subscribe for newly issued shares. Because there are no preemptive rights, the issuance of additional shares could dilute the interests of existing shareholders.

The Board of Directors believes that the proposed increase in the number of authorized shares of capital stock and authorization of the future issuance of up to 1,000,000 shares of preferred stock will provide flexibility needed to meet corporate objectives and is in the best interests of the Company and its shareholders. If the proposal is approved, officers of the Company will promptly make the appropriate filings with the Department of the North Carolina Secretary of State and take any other action necessary to implement the amendment.

Potential Issuance of Preferred Stock Pursuant to the Department of the Treasury Capital Purchase Program

The Company is currently evaluating participation in the Department of the Treasury Capital Purchase Program. The Department of the Treasury is not obligated to accept any application for participation and reject the Company’s application in whole or in part. Furthermore, even if its application is accepted, the Company may determine that participation in the program is not in the best interests of shareholders. In the event the Company’s application is approved and the Company elects to participate, it is currently anticipated that the Company would realize net proceeds of between $5.3 million and $16.0 million from the sale of perpetual preferred stock with the terms described below (“TCPP Preferred Stock”).

Price and Liquidation Preference

•	Issuance price of $1,000 per share

•	$1,000 liquidation preference per share

Rank

The TCPP Preferred Stock would, with respect to the priority of the payment of dividends and the priority of payments upon liquidation, winding up and dissolution, rank:

•	senior to all classes of common stock and all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank junior to the TCPP Preferred Stock

•	equally with any equity securities issued by the Company the terms of which specifically provide that such equity securities will rank equally with the TCPP Preferred Stock

•	junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities will rank senior to the TCPP Preferred Stock

Dividends

•

5% annual dividend, payable quarterly on the 15th day of February, May, August and November of each year, increasing to 9% upon the fifth anniversary of issuance, when, as and if declared by the Company’s Board of Directors

Redemption

•	The TCPP Preferred Stock would be non-redeemable for a minimum period of three years, except in special circumstances

Voting Rights

•

Holders of the TCPP Preferred Stock will have no voting rights except as otherwise required by law, the rules of any securities exchange on which such preferred stock may be listed or our Articles of Incorporation

•

If dividends on the TCPP Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the TCPP Preferred Stock will have the right to elect two directors to the Company’s board of directors

Warrants

•	Any issuance of the TCPP Preferred Stock must be accompanied by warrants to purchase a number of shares of the Company’s common stock equal to 15% of the aggregate liquidation preference of the TCPP Preferred Stock issued, subject to adjustment in certain circumstances

•	The exercise price of the warrants would be based on a 20-day trading average of the Company’s common stock, subject to customary anti-dilution adjustments

•

In the event that the Company issues qualifying equity securities on or before December 31, 2009 yielding proceeds greater than or equal to the aggregate issue price of all TCPP Preferred Stock issued to the Department of the Treasury, the number of warrants outstanding will be decreased by 50%

Use of Proceeds

In the event the Company is approved for participation in the Department of the Treasury Capital Purchase Program, and elects to participate, it intends to use the net proceeds from the issuance of the TCPP Preferred Stock for general corporate purposes, including funding the continued lending operations and growth and expansion of the Bank’s franchise. The Company has not otherwise made any specific allocation for the use of any proceeds from the issuance of the TCPP preferred stock.

Dilution to Existing Shareholders

The issuance of the TCPP preferred stock would dilute the interests of the Company’s existing common shareholders to the extent that income is utilized for the payment of dividends on the TCPP preferred stock. Issuance of the TCPP Preferred Stock would have a dilutive effect on the voting power of common shareholders in limited circumstances where preferred shares have a legal right to vote on certain matters.

Furthermore, issuance of the warrants described above would represent potential shares that could be issued in the future, which would be dilutive to holders of the Company’s common stock.

Executive Compensation

In the event the Company participates in the Department of the Treasury Capital Purchase Program, it will be required to amend certain executive compensation plans and agreements to comply with limitations that would be imposed on payments to senior executive officers upon the occurrence of a change in control of the Company. Any modifications or amendment to such agreements or plans will be described in the Company’s future filings with the Securities and Exchange Commission. The Company files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 or at www.sec.gov.

Pro Forma Effect on Financial Statements

The following table sets forth the unaudited actual and pro forma capitalization of the Company at September 30, 2008 assuming minimum net proceeds of approximately $5.3 million and maximum net proceeds of approximately $16.0 million from the issuance of TCPP Preferred Stock.

	At September 30, 2008
	Actual	Pro Forma Minimum	Pro Forma Maximum
	(In thousands)
Common stock ($1.00 par value, 20,000,000 shares authorized, 3,348,193 issued and outstanding)(1)	$3,348	$3,348	$3,348
Trust Preferred Securities	10,000	10,000	10,000
TCPP preferred stock ($1,000 liquidation value, 1,000,000 shares authorized, 5,349 issued and outstanding)	—	5,349	—
TCPP preferred stock ($1,000 liquidation value, 1,000,000 shares authorized, 16,047 issued and outstanding)	—	—	16,000
Additional paid-in capital	15,556	15,556	15,556
Retained earnings	12,713	12,713	12,713
Stock in directors rabbi trust	(644)	(644)	(644)
Directors deferred fees obligation	644	644	644
Accumulated other comprehensive income (loss)	(260)	(260)	(260)

Total stockholders’ equity	$41,357	$46,706	$57,357

(1)	Assumes none of the warrants granted in connection with the Treasury Department’s investment are exercised.

The following table sets forth the Company’s regulatory capital ratios at September 30, 2008, as well as the Company’s regulatory capital ratios at September 30, 2008 on a pro forma basis after giving effect to the assumed issuance of a minimum of $5.3 million and a maximum of $16.0 million estimated TCPP Preferred Stock.

	At September 30, 2008
	Actual	Pro Forma Minimum	Pro Forma Maximum
Capital ratios:(1)(2)
Total risk-based capital ratio	8.79%	9.69%	11.44%
Tier 1 risk-based capital ratio	7.77%	8.69%	10.45%
Tier 1 leverage ratio	7.28%	8.14%	9.80%

(1)	Assumes none of the warrants granted in connection with the Treasury Department’s investment are exercised.
(2)	Assumes 100% of new assets are in the 100% risk weighted category.

As of September 30, 2008, the Company was “well capitalized” based on the regulatory capital ratios noted above.

The Company anticipates that dividend payments on the TCPP Preferred Stock will be offset by increased net income and that, accordingly, there will be no material pro forma effect on the Company’s consolidated statements of income.

Securities Registration

If the Company participates in the Department of the Treasury Capital Purchase Program, TCPP Preferred Stock will be issued pursuant to an exemption from registration under the Securities Act of 1933 and applicable state securities laws. Following issuance, the Treasury Department (or any subsequent holder of such TCPP Preferred Stock) will have the right to require the Company to register the TCPP Preferred stock, the warrants issued in connection therewith, and/or the Company’s common stock underlying such warrants. Such registration rights would likely cause the Company to incur in increased compliance expense.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENT OF THE ARTICLES OF INCORPORATION OF THE COMPANY.

OTHER MATTERS

The Board of Directors knows of no other business that will be brought before the Special Meeting. Should other matters be properly presented for action at the Special Meeting, the Proxies, or their substitutes will be authorized to vote shares represented by appointments of proxy according to their best judgment.

PROPOSALS FOR 2009 ANNUAL MEETING

It is anticipated that the 2009 Annual Meeting will be held on a date during April 2009. Any proposal of a shareholder which is intended to be presented at the 2009 Annual Meeting must be received by the Company at its main office in Greensboro, North Carolina no later than November 18, 2008, in order that such proposal be timely received for inclusion in the proxy statement and appointment of proxy to be issued in connection with that meeting. If a proposal for the 2009 Annual Meeting is not expected to be included in the proxy statement for that meeting, the proposal must be received by the Company by December 31, 2008 for it to be timely received for consideration. The Company will use its discretionary authority for any proposals received thereafter.

SHAREHOLDER COMMUNICATIONS

The Company does not currently have a formal policy regarding shareholder communications with the Board of Directors, however, any shareholder may submit written communications to T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401 whereupon such communications will be forwarded to the Board of Directors as a group or to the individual director or directors addressed.

WHERE YOU CAN FIND MORE INFORMATION

A copy of the Company’s quarterly report on Form 10-Q for the period ended September 30, 2008 and its annual report on Form 10-K for the fiscal year ended December 31, 2007 are enclosed with this proxy statement. Additionally, you may obtain copies of these reports at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at www.sec.gov or by contacting T. Allen Liles, Secretary and Treasurer, Carolina Bank Holdings, Inc., 101 North Spring Street, Greensboro, North Carolina 27401.

EXHIBIT A

ARTICLE II

The Corporation shall have authority to issue a total of 21,000,000 shares of capital stock. The capital stock shall consist of 20,000,000 shares of Common Stock, $1.00 par value per share, each with one vote per share and 1,000,000 shares of Preferred Stock, no par value. The preferences, limitations and relative rights of the shares of Preferred Stock shall be designated by the Board of Directors and may be issued in one or more series.

REVOCABLE PROXY

CAROLINA BANK HOLDINGS, INC.

528 College Road

Greensboro, North Carolina 27410

APPOINTMENT OF PROXY

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Gary N. Brown, James E. Hooper and D. Wayne Thomas, or any of them, as attorneys and proxies, with full power of substitution, to vote all shares of the common stock of Carolina Bank Holdings, Inc. (the “Company”) held of record by the undersigned on November 5, 2008, at the Special Meeting of Shareholders of the Company to be held at Carolina Bank, 101 North Spring Street, Greensboro, North Carolina, at 10:00 a.m. on December 11, 2008, and at any adjournments thereof. The undersigned hereby directs that the shares represented by this appointment of proxy be voted as follows on the proposals listed below:

1.	AMENDMENT OF ARTICLES OF INCORPORATION: Proposal to amend the Articles of Incorporation to authorize the issuance of up to 1,000,000 shares of preferred stock.

☐	FOR	☐	AGAINST	☐	ABSTAIN

2.	OTHER BUSINESS: On such other matters as may properly come before the Special Meeting, the proxies are authorized to vote the shares represented by this appointment of proxy in accordance with their best judgment.

THE SHARES REPRESENTED BY THIS APPOINTMENT OF PROXY WILL BE VOTED AS DIRECTED ABOVE. IN THE ABSENCE OF ANY DIRECTION, SUCH SHARES WILL BE VOTED FOR PROPOSAL 1. THIS APPOINTMENT OF PROXY MAY BE REVOKED BY THE HOLDER OF THE SHARES TO WHICH IT RELATES AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN INSTRUMENT REVOKING IT OR A DULY EXECUTED APPOINTMENT OF PROXY BEARING A LATER DATE OR BY ATTENDING THE SPECIAL MEETING AND ANNOUNCING HIS OR HER INTENTION TO VOTE IN PERSON.

Dated: , 2008

Signature

Signature if held jointly

Instruction: Please sign above exactly as your name appears on this appointment of proxy. Joint owners of shares should both sign. Fiduciaries or other persons signing in a representative capacity should indicate the capacity in which they are signing.

IMPORTANT: TO ENSURE THAT A QUORUM IS PRESENT, PLEASE SEND IN YOUR APPOINTMENT OF PROXY WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. EVEN IF YOU SEND IN YOUR APPOINTMENT OF PROXY, YOU WILL BE ABLE TO VOTE IN PERSON AT THE MEETING IF YOU SO DESIRE.